UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
 The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 16, 2010 (April 15, 2010)

Brown-Forman Corporation

(Exact name of registrant as specified in its charter)

Delaware	002-26821	61-0143150

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

850 Dixie Highway, Louisville, Kentucky	40210

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 585-1100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Brown-Forman Corporation (the "Company") has been advised that CBGB, LLC, (“CBGB”) has entered into a Rule 10b5-1 trading plan to sell up to a total of 300,000 shares of the nonvoting Class B Common Stock of the Company held in the entity (the “Shares”).  The Company has been informed that CBGB is a limited liability company whose members are a family testamentary trust for the benefit of G. Garvin Brown III, a retired former director of the Company and the primary economic owner of the Shares, and his two sons, Campbell P. Brown, an employee of the Company, and Garvin Brown IV, an employee and the Presiding Chairman of the Board of Directors of the Company; and that the managers of CBGB are Campbell P. Brown and Garvin Brown IV.

Under the terms of the plan, Shares may be sold so long as the gross sales price per share is not less than a specified amount and may be executed beginning on or about  May 1, 2010 and ending December 31, 2010,  unless  the plan is  terminated before that date. According to the provisions of the plan, Garvin Brown III, Campbell P. Brown or Garvin Brown IV will not have any control over the timing of any sales under the plan.

The Company has been informed that CBGB is selling these non-voting shares, which represent a small fraction of its holdings, for Garvin Brown III’s general liquidity and investment purposes.

There can be no assurance that any shares covered by the plan will be sold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation
(Registrant)

April 16, 2010                                           /s/  Nelea A. Absher
(Date)	Nelea A. Absher
Vice President, Associate General Counsel and Assistant Corporate Secretary